Exhibit 16.1

August 2, 2023

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re: Triller Hold Co LLC

Dear Sir/Madam:

We have read the statements included in the registration statement in Form S-1 dated August 2, 2023, of Triller Hold Co LLC to be filed with the Securities and Exchange Commission and we concur with such statements made regarding our firm. We have no basis to agree or disagree with other statements contained therein.

/s/ Hugdens CPA, PLLC

Hudgens CPA, PLLC

Houston, Texas